FOR IMMEDIATE RELEASE

Contacts:
Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for the Quarter Ended March 31, 2010

St. Louis, MO., April 21, 2010 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the quarter ended March 31, 2010.

Sales for the first quarter of 2010 were $24.8 million, an increase of $1.0 million or 4.3% from the $23.8 million reported in the first quarter of 2009. Income from operations increased 8.2% to $5.4 million in the first quarter of 2010 from $5.0 million in the first quarter of 2009. Net income increased 12.8% to $3.6 million compared with $3.2 million in the first quarter of 2009. Diluted earnings per share increased 10.0% in the first quarter of 2010 to $0.44 from $0.40 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.04 for the quarter ending March 31, 2010, as compared to $0.03 in the first quarter of 2009.

Overall demand for our products remained stable in the first quarter. Increased sales of consumable products were somewhat offset by weaker results in our diagnostic product line. Given the ongoing high unemployment rates in the U.S., the Company believes that the increased strength of consumable product sales may be more a function of timing of orders than a reflection of general market growth. A weaker U.S. dollar provided a benefit to sales of approximately $118,000. The improvement in operating margin was primarily the result of solid expense management.

We are pleased overall with the company’s first quarter performance. Our new product initiatives continue to progress, and our sales and marketing organization continues to strengthen. Our outlook remains cautious as economic conditions, in general, and the unemployment rate, in particular, will continue to impact the dental industry. However, we believe that having reduced debt by $5.5 million to $8.5 million at the end of the first quarter, the company is well positioned to capitalize on future growth opportunities.

A conference call has been scheduled for Thursday, April 22, 2010 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/yiq110 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
March 31, 2010 and December 31, 2009
(in thousands, except per share data)

	(Unaudited)
	March 31	December 31
Assets	2010	2009
Current assets
Cash	$392	$67
Accounts receivable, net	11,975	11,397
Inventories	13,939	14,816
Other current assets	4,950	4,849
Total current assets	31,256	31,129

Property, plant and equipment, net	33,783	33,668
Goodwill	80,298	80,374
Other intangible assets	11,947	12,097
Other assets	2,436	2,732

Total assets	$159,720	$160,000

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,382	$8,377
Total current liabilities	10,382	8,377

Long-term debt	8,505	13,979
Long-term secured borrowing	456	550
Deferred income taxes	15,886	15,947
Other noncurrent liabilities	266	282
Total liabilities	35,495	39,135

Stockholders' equity
Common stock	102	102
Additional paid-in capital	23,103	23,985
Retained earnings	149,034	145,756
Common stock in treasury, at cost	(47,891)	(49,090)
Accumulated other comprehensive income (loss)	(123)	112
Total stockholders' equity	124,225	120,865

Total liabilities and stockholders' equity	$159,720	$160,000

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended
	March 31,
	2010	2009	Change

Net Sales	$24,782	$23,764	4.3%
Cost of Goods Sold	$10,980	10,454	5.0%
Gross Profit	$13,802	$13,310	3.7%
% of Net Sales	55.7%	56.0%

Selling, General and Administrative Expense	$8,395	8,315	1.0%
% of Net Sales	33.9%	35.0%

Income from Operations	5,407	4,995	8.2%
% of Net Sales	21.8%	21.0%

Interest expense, net	101	154
Other (income) expense, net	(84)	(13)

Income Before Taxes	5,390	4,854	11.0%

Provision for Income Taxes	1,832	1,699

Net Income	$3,558	$3,155	12.8%
% of Net Sales	14.4%	13.3%

Basic Earnings Per Share	$0.45	$0.40	12.5%

Basic Weighted Average Shares Outstanding	7,984	7,811

Earnings Per Share (Diluted)	$0.44	$0.40	10.0%

Diluted Weighted Average Shares Outstanding	8,060	7,850